                                 PROMISSORY NOTE

                             DATED AS JULY 17, 1996

     FOR VALUE RECEIVED, the undersigned SeraCare, Inc., a Delaware corporation ("Maker"), promises to pay to Barry Plost ("Holder") or his order, on the 5th Day following the receipt of funds by the Maker from the Private Placement dated June 1, 1996 the (the "Maturity Date"), the principal amount of Fifty Thousand Dollars ($50,000.00), the (the "Principal").

     Maker shall accrue simple interest (computed on the basis of the 365 day year and the actual number of days lapsed) on the unpaid principal amount hereof from the date hereof until the date on which this Promissory Note ("Note") is paid in full at a per annum rate equal to Twelve (12%) percent per annum. Interest shall be payable on the Maturity Date. A minimum of 30 days interest will be paid.

     The Maker agrees to repay any outstanding principal and accrued interest out of the first dollars received from the proceeds of the first closing of the Private Offering Dated June 1, 1996 or any such other private or public offering of the Maker's equity securities as long as there remains any amount of principal and/or interest due under this Note.

     In addition to the Principal and interest payable hereunder, Maker shall deliver to Holder, as soon as possible after Maker has received the proceeds of this Note, Fifty Thousand (50,000) three year warrants to purchase Maker's Common Stock. Each warrant shall entitle Barry Plost or his designee to purchase one share of the Maker's Common Stock par value $.001 for $1.00 at any time during the three years following the issuance date.

     With regard to the assets of AVRE, Inc. and Binary Associates, Inc. and the common stock in those companies held by the Maker, this Note shall be subordinated and subject in right to the prior payment in full of the Senior Indebtedness as defined in the Loan and Security Agreement among Maker, and CVD Financial Corporation.

     With regard to the acquired assets of Silver State Plasma Products, Inc. for which the proceeds of this Note are to be used, this Note shall not be subordinated to any other obligation including the indebtedness of CVD Financial Corporation as defined in the Loan and Security Agreement among Maker, and CVD Financial Corporation.

     All payments received by the Holder shall be applied first to the payment of all accrued interest and penalties, and then on account of the unpaid balance of Principal.

     The Holder of this Note may declare all indebtedness evidenced by this Note to be immediately due and payable upon the happening of any of the following:
(1) nonpayment, when due, of Principal of, or interest on, the indebtedness evidenced by this Note if not cured within five (5) business days after notice; (2) default by the Maker in the payment or performance of any obligation, term or condition of any agreement between the Maker and the Holder provided such non-monetary default is not cured within thirty (30) business days after notice; (3) the filing by or against the Maker of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United Stated or any state or territory thereof or any foreign jurisdiction, nor or hereafter in effect; (4) the making by the Maker, of any general assignment for the benefit of creditors; or (5) the appointment of a receiver or trustee for the Maker or for any assets of the Maker, including, without limitation, the appointment of or taking possession by a "custodian", as defined in the Federal Bankruptcy Code
(6) if there is a sale or merger of or by the Maker which results in a more than fifty percent (50%) change in the ownership of the Maker, this Note shall become immediately due and payable.

     No modification or waiver of any provision of this Note or any documents or instruments executed simultaneously herewith shall be effective unless it shall be in writing and signed by both the Holder and the Maker, and any such modification or waiver shall apply only in the specific instance for which given.

     The term "Holder" as used herein shall be deemed to include the Holder and his successor(s), endorsee(s) and assign(s).

     The undersigned hereby waives presentment, demand for payment, protest, notice of protest and notice of non payment hereof.

     No failure by the Holder to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Holder as herein specified are cumulative and not exclusive of any other rights or remedies which the Holder nay otherwise have.

     This Note shall be governed by the internal laws of the State of California without regard to principles of conflicts of laws. Maker agrees that the State and Federal Courts which sit in the State of California, Los Angeles County, shall have exclusive jurisdiction of all controversies and disputes arising hereunder. The undersigned agrees to pay all costs and expenses incurred by the Holder in (a) the negotiation of and preparation of this Note, all drafts thereof and all ancillary documents, and (b) enforcing this Note, including, without limitation, reasonable attorneys' fees and legal expenses.


Barry D. Plost                          SERACARE, INC.

/s/ Barry D. Plost                      By   /s/ Jerry L. Burdick
----------------------------              -------------------------------
Barry D. Plost                            Jerry L. Burdick, Executive V.P
An individual